ORION GROUP HOLDINGS, INC. ANNOUNCES APPOINTMENT OF INTERIM CHIEF OPERATING OFFICER; CHANGE IN LEADERSHIP OF MARINE DIVISION

HOUSTON, March 26, 2019 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”) a leading specialty construction company, today announced the appointment of Mr. Austin Shanfelter as Interim Chief Operating Officer. The Company also announced today a change in leadership in its marine division with the appointment of Mr. Scott Cromack as Executive Vice President, Orion Marine Group.

To assist with the implementation of the Company’s Invest, Scale, Growth (ISG) initiatives under its Process Improvement Plan, the Company has appointed Austin Shanfelter, who has served as an independent director, as Interim Chief Operating Officer (COO), where he is expected to serve for the balance of 2019 while the Company conducts a search. Mr. Shanfelter has extensive experience over a 35-year career as a specialty contractor, particularly in labor and field management. Mr. Shanfelter formerly owned a specialty construction company, was a division president and COO of a public company, and was President and Chief Executive Officer of Mas Tec, Inc. (NYSE: MTZ) from 2001 to 2007. Mr. Shanfelter has served on the Company’s Board of Directors since 2007 and is a past President of the Power and Communication Contractors Association (PCAA) where he has been a member for over 26 years. As a result of Mr. Shanfelter’s appointment as Interim COO, he has stepped down from the Compensation and Nominating and Governance Committees of the Board of Directors. With Mr. Shanfelter’s departure from these Committees, Richard Daerr has been named as Chairman of the Compensation Committee and has also been appointed to the Nominating and Governance Committee. Additionally, the Board of Directors has discharged the Special Committee.

“I am very pleased that Austin will be joining the management team as Interim COO,” said Mark Stauffer, Orion Group Holdings’ President and Chief Executive Officer. "I look forward to his impact in driving the operational initiatives through our ISG program. He brings a wealth of experience and his role on the Board’s Special Committee working with my team and me on the Process Improvement Plan means he will bring significant and immediate operational leadership implementing the ISG initiatives.”

The Company also announced a change in the leadership of its marine division with the appointment of Scott Cromack as Executive Vice President, Orion Marine Group. Mr. Cromack brings over 27 years of experience to this position, most recently as Senior Vice President at Texas Sterling Construction Company. Prior to this, Mr. Cromack held positions of increasing responsibility at Zachry Construction Corporation and Peter Kiewit Sons, Inc.

Mr. Stauffer also stated, “I’m excited to have Scott join the Orion team to lead our marine division. Scott’s background and experience align with the goals for our marine division and the operational initiatives under our ISG program. His commitment to safety and excellence are also key elements of the energy he brings to this role.”

About Orion Group Holdings, Inc.

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin (972) 850-2001

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